Exhibit 4.3
Barclays PLC
Rules
of the
Barclays PLC
Unapproved Incentive Share Option Plan
Ref: A4/LLW/540042.05
001BB/46856

Barclays PLC
Unapproved Incentive Share Option Plan
1.	Definitions and Interpretation

1.1	In the Plan the following words and expressions have the meanings set opposite them:

“Adoption Date” means 26 April 2000 being the date on which the Plan is adopted by the Company;

“Announcement Date” means the date on which the Company announces its annual, half-yearly or if relevant quarterly results to the London Stock Exchange in any year within the Operative Period;

“Any Other Executive Plan” means any employees’ share scheme other than the Plan adopted by the Company in general meeting which provides for the acquisition of or subscription for shares of the Company by or on behalf of selected employees and/or directors, and which is not linked to an SAYE contract;

“Any Other Plan” means any employees’ share scheme other than the Plan adopted by the Company in general meeting which provides for the acquisition of or subscription for shares in the Company by or on behalf of employees or directors;

“Auditors” means the auditors for the time being of the Company or in the event of there being joint auditors such one of them as the Board shall select;

“BGI” means Barclays Global Investors UK Holdings Limited;

“BGI Plan” means the Barclays Global Investors Equity Ownership Plan adopted by the Company on 26 April 2000;

“BGI Shares” means “A” Ordinary Shares in the capital of BGI;

“Barclays Bank” means Barclays Bank PLC;

“Board” means the board of directors for the time being of the Company or a committee of the board of directors of the Company appointed to administer the Plan PROVIDED THAT if any person obtains Control of the Company the Board or the relevant committee as appropriate shall consist of the members of the Board or such committee as the case may be immediately before such Control is obtained;

“Company” means Barclays PLC;

“Control” means the control of a company within the meaning given to that expression by section 840 of the Taxes Act and a person shall be deemed to have control of a company if he and others acting in concert with him have together obtained control of the company within such meaning;

“Date of Grant” means the date on which an Option is granted in accordance with clause 2;

“Dealing Day” means a day on which transactions take place on the London Stock Exchange;

“Eligible Employee” means any person whose terms of employment require him to devote substantially the whole of his working time to any member or members of the

Group, but excluding any person who has less than two years service to run before his Normal Retirement Age unless the Company in general meeting shall have resolved to waive such requirement in any particular case;
“Exercise Price” means subject to clause 8, the price per Share payable on the exercise of an Option as determined by the Board and as stated when granting an Option in accordance with clause 2 being:
(a)	in the case of an Option to subscribe Shares not less than the greater of:
(i)	the nominal value of a Share; and

(ii)	if and for so long as the Shares are admitted to the Official List of the UK Listing Authority, the average middle market quotations of a Share as derived from the Daily Official List of the UK Listing Authority (rounded up to the nearest whole penny) over any period of not more than five successive Dealing Days in the period of 30 days before the Date of Grant PROVIDED THAT any such period of successive Dealing Days falls within the Grant Period; and

(iii)	if the Shares are not so admitted, the market value of a Share determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992;
(b)	in any other case, the average purchase price paid by the Trustees to purchase Shares on any regulated market for the grant of Options over any period not exceeding ten successive Dealing Days PROVIDED THAT:
(i)	not more than 30 days shall elapse after the first Dealing Day taken for these purposes and the Date of Grant;

(ii)	any such period of ten successive Dealing Days falls within the relevant Grant Period;

(iii)	for the purposes of calculating the average purchase price, if the Trustees do not purchase Shares on any regulated market the average purchase price the Trustees would have paid had they bought the Shares on such regulated market during the relevant period as determined by the Trustees; and

(iv)	the Trustees notify the Board in writing of the average purchase price paid for the Shares by the Trustees (or which the Trustees would have paid pursuant to paragraph (b)(iii) above);
“Financial Year” means a financial year of the Company within the meaning given to that expression by section 742 of the Companies Act 1985;
“Grant Period” means any period of three months from:
(a)	the Adoption Date;

(b)	an Announcement Date PROVIDED THAT if the Company is restricted by statute, order, regulation or otherwise (including a restriction resulting from the application of the Model Code for transactions in securities by directors or any comparable code adopted by the Company) from granting Options within such three month period, the Company may grant Options within the period of three months after the lifting of such restrictions; or

(c)	any date on which changes to the legislation affecting share option schemes is announced or made;
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(d)	any time when the Board resolves that exceptional circumstances exist which justify the grant of Options;
“Group” means the Company and all of its Subsidiaries and “member of the Group” shall be construed accordingly;
London Stock Exchange means the London Stock Exchange plc;
“Normal Retirement Age” means the earliest age at which an employee can be required to retire by any member of the Group or, if sooner, the age at which he has agreed to take early retirement;
“Operative Period” means the period of ten years commencing on the Adoption Date;
“Option” means a right to buy Shares granted pursuant to the Plan;
“Option Period” means subject to clauses 5, 6.2, 6.3, 6.4 and 7, the period during which an Option shall be exercisable in accordance with the provisions of the Plan as determined by the Board at its Date of Grant PROVIDED THAT the Board may not specify a period beginning earlier than three years from its Date of Grant nor ending later than ten years from its Date of Grant;
“Participant” means an Eligible Employee who has been granted an Option or, where applicable, the personal representative(s) of any such person;
“Plan” means the employees’ share scheme herein contained as from time to time amended in accordance with the provisions hereof which shall be known as the “Barclays PLC Unapproved Incentive Share Option Plan”;
“Shares” means ordinary shares in the capital of the Company;
“Subsidiaries” means those companies over which for the time being the Company has Control and which are subsidiaries of the Company within the meaning of section 736 of the Companies Act 1985;
“Target Award” means the value determined by the Board for the purposes of granting an Option to an Eligible Employee who it has selected in its absolute discretion to participate in the Plan, such value being based on market competitive practice for comparable positions differentiated to reflect individual performance and potential and used by the Board to determine the performance measures applicable to the exercise of the Option and the maximum number of Shares over which the Option may be granted;
“Taxes Act” means the Income and Corporation Taxes Act 1988;
“Trustees” means the trustees from time to time of any employee benefit trust established by a member of the Group;
“UK Listing Authority” means the UK Listing Authority within the meaning given to that expression in the Listing Rules made by the Financial Services Authority pursuant to its appointment as the relevant competent authority under the Official Listing of Securities (Change of Competent Authority) Regulations 2000.
1.2	Any reference herein to a statutory provision shall include a reference to that provision as amended or re-enacted from time to time. Where the context permits the singular shall include the plural and vice versa and the masculine gender shall include the feminine.

2.	Grant of Options
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2.1	Subject to the limitations set out below, the Board may in its absolute discretion during any Grant Period grant any Eligible Employee an Option in accordance with the terms of the Plan. The Board shall as soon as reasonably practicable on or after its Date of Grant notify any such Eligible Employee in writing of the grant of the Option. The notice shall specify:
(a)	the number of Shares in respect of which the Option is granted;

(b)	the date on which it is granted;

(c)	the Exercise Price;

(d)	the performance target(s) imposed by the Board for the purposes of clause 5; and

(e)	the Option Period.
2.2	An Eligible Employee to whom an Option is granted may by notice in writing within 30 days after the date of grant (or such shorter period of which he is notified) renounce his rights thereunder in whole, and in such case the Option shall be deemed never to have been granted hereunder, or in part, and in such case the Option shall be deemed to have been granted only as to the balance.

2.3	The grant of an Option shall be made on the basis that participation in the Plan shall constitute an agreement to be bound by the rules of the Plan and shall be evidenced by an instrument executed as a deed (howsoever, including by facsimile signature) in such form as the Board may from time to time prescribe and shall be personal to the Participant and may not be transferred, assigned or charged to or, subject to the provisions of clause 6.2, exercised by any other person. The instrument shall be issued as soon as practicable after the last date on which an Eligible Employee may renounce his rights under an Option in accordance with clause 2.2.

2.4	No Option shall be granted under the Plan after the expiry of the Operative Period.

3.	Limitations on Grant of Options

3.1	Subject to adjustment pursuant to clause 8, no Options shall be granted under the Plan:
(a)	if as a result the number of Shares issuable on the exercise of such Options, when aggregated with any other ordinary shares issued by way of subscription out of profits and with any other ordinary shares issued or capable of being issued by way of subscription on the exercise of options granted by the Company during the previous ten years under the Plan and under Any Other Plan, would exceed ten per cent. of the amount of the Company’s ordinary share capital then in issue; or

(b)	if as a result the number of Shares issuable on the exercise of such Options, when aggregated with any other ordinary shares issued or capable of being issued by way of subscription on the exercise of options granted by the Company during the previous ten years under the Plan and Any Other Executive Plan would exceed five per cent. of the amount of the Company’s ordinary share capital then in issue;
PROVIDED THAT for the purpose of applying the limits set out in clauses 3.1(a) and (b) the number of Shares over which Options may be granted under the Plan shall be reduced by the number of notional Shares determined by the Board in the manner set out in clause 3.2.
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3.2	For the purposes of the proviso to clause 3.1:
(a)	the Board shall compute the number of BGI Shares which have been acquired on exercise of options granted under the BGI Plan in the relevant period or in respect of which options under the BGI Plan are currently outstanding (less any BGI Shares issued on the exercise of options granted under the BGI Plan but subsequently purchased by Barclays Bank or any other member of the Group); and

(b)	the Board shall, subject to such adjustment or variation as the Board shall in its absolute discretion consider appropriate, convert such BGI Shares into a number of notional Shares by the application in relation to each such acquisition of or grant of options over, BGI Shares of the formula:
A x B = D where: C
A is the number of BGI Shares acquired by or under option to each relevant employee;

B is the price per BGI Share at which such employee acquired or may acquire such number of BGI Shares;

C is if and for so long as the Shares are admitted to the Official List of the UK Listing Authority the greater of the market value of a Share:
(a)	on the date of grant of such options; and

(b)	on the date of any determination by the Board for the purposes of this clause 3.2, calculated by the Board by reference to the middle market quotations of a Share as derived from the Daily Official List of the UK Listing Authority or if the Shares are not so admitted on such other basis as the Board shall in its absolute discretion determine;

D is the number of notional Shares represented by the BGI Shares acquired in the relevant period or in respect of which options are currently outstanding under the BGI Plan for the purposes of the proviso to clause 3.1.
3.3	No Option shall be granted to an Eligible Employee under the Plan if as a result the Target Award for that Option when aggregated with the Target Award for any other Option granted to such Eligible Employee in the same Financial Year would exceed 200% of such Eligible Employee’s remuneration determined for these purposes by the Board in its absolute discretion.

4.	Exercise of Options

4.1	An Option shall only be exercised by a Participant within its Option Period, by his giving notice in writing to the Company at its registered office in such form as may be prescribed by the Board from time to time. Such notice shall be signed by the Participant and shall specify the number of Shares (which shall be either a multiple of 100 or equal to the balance of the Shares remaining subject to the Option) in respect of which the Option is being exercised. The Shares needed to satisfy the exercise of the Option may be provided by the Company or the Trustees. The Participant shall:
(a)	supply with such notice:
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(i)	the instrument evidencing the grant of the relevant Option for cancellation or amendment; and

(ii)	such other documentation as the Board may require;
(b)	pay the full amount of the aggregate Exercise Price for the said Shares in such manner as the Board may from time to time prescribe (which in the case of Options to be satisfied by the Trustees shall be payable to the Company as agent for the relevant Trustees); and

(c)	pay any such additional amount of which the Board my notify the Participant in respect of any deduction on account of tax or similar liabilities as may be required by law which may arise on exercise of the Option in such manner as the Board may from time to time prescribe.
An Option (or part thereof) shall be deemed to have been exercised on the date when such notice together with payment of the aggregate Exercise Price due and any such additional amount (or documentation evidencing arrangements to pay such additional amounts), the instrument evidencing the grant of an Option and any other documents specified by the Board are received by the Company. Where such exercise is conditional on the fulfilment of the condition specified in clause 5.2 the date of exercise of the Option or the relevant portion of the Option shall for these purposes be deemed to be the date on which the Board determines in accordance with clause 5.3 that the condition has been fulfilled.

4.2	The Company or the Trustees as appropriate shall within 30 days after the date of exercise of the Option either:
(a)	allot and thereafter issue; or

(b)	transfer
the appropriate number of Shares to the Participant (or to his nominee at the Participant’s written direction) at their Exercise Price and shall deliver to the Participant (or his nominee, as appropriate) a definitive share certificate in respect thereof (or such other evidence of allotment and issue as may be prescribed by the Board where such allotment and issue is by means of a relevant system, as defined in Regulation 2(1) of the Uncertificated Securities Regulations 1995).

4.3	Any Shares issued pursuant to clause 4.2 shall rank pari passu in all respects with the Shares in issue on the date of such allotment save that they shall not rank for or be entitled to any dividend or other distribution or any issue of Shares by way of capitalisation of profits or reserves or any issue of securities by way of rights which under the terms of a resolution passed by the Company is to be or is proposed to be paid or made to the holders of Shares on the register on a date prior to the date of such allotment.

4.4	If and for so long as the Shares are admitted to the Official List of the UK Listing Authority the Company shall for all Shares allotted pursuant to the exercise of Options apply to:
(a)	the UK Listing Authority for a listing; and

(b)	the London Stock Exchange for admission to trading.
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5.	Limitations on Exercise of Options

5.1	Without prejudice to the following provisions of this clause 5, and subject as provided in clauses 6 and 7, an Option may be exercised by a Participant who has ceased to be an Eligible Employee.

5.2	The exercise of an Option by a Participant and if relevant the extent to which it may be so exercised shall be conditional on the Board being satisfied that such performance target(s) as has been imposed by it on the grant of the Option in question shall have been fulfilled.

5.3	Within 30 days of the date of any conditional exercise of the Option the Board shall determine whether the performance target referred to in clause 5.2 has been fulfilled and if relevant the extent to which it has been fulfilled and shall inform the Participant in writing accordingly. The determination of the Board shall be final and binding.

6.	Time for Exercise of Options

6.1	Subject to clauses 6.2, 6.3, 6.4 and 7, an Option may only be exercised during its Option Period. An Option which is not so exercised shall lapse.

6.2	If a Participant dies his personal representative(s) may exercise his Option at any time before the expiry of its Option Period and within but not later than 12 months from the date of his death. Any such Option which is not so exercised shall lapse.

6.3	Subject to clause 5.2, if a Participant ceases to be employed by the Group by reason of:
(a)	retirement on or after Normal Retirement Age;

(b)	injury;

(c)	disability;

(d)	ill-health;

(e)	dismissal for redundancy within the meaning of the Employment Rights Act 1996;

(f)	the company by which he is employed ceasing to be a member of the Group; or

(g)	the undertaking in which he is employed being transferred to a transferee which is not a member of the Group, he may thereafter exercise his Option at any time before the earlier of the expiry of its Option Period and within the later to expire of the following periods: 12 months from the date of such cessation or 12 months commencing on the third anniversary of the Date of Grant PROVIDED THAT if a Participant so ceases to be employed by the Group before the third anniversary of the Date of Grant the Board may in its absolute discretion determine that the Option may become exercisable for 12 months from any date before such date. Any Option which is not so exercised shall lapse.
6.4	Subject to clause 5.2, if a Participant ceases to be employed by the Group otherwise than by reason of the events specified in clauses 6.2 and 6.3 which shall include for these purposes where a Participant is adjudicated bankrupt, his Option shall lapse unless the Board in its absolute discretion determines otherwise in which case he may exercise his Option at any time before the expiry of its Option Period and within the later to expire of the following periods: 12 months from the date of such cessation or 12 months beginning on the third anniversary of the Date of Grant PROVIDED THAT if a Participant so ceases to be employed by the Group before the third anniversary of the Date of Grant the Board
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may in its absolute discretion determine that the Option may become exercisable for 12 months from any date before such date. Any Option which is not so exercised shall lapse. An Option shall lapse on the date on which a Participant transfers assigns or charges or attempts to transfer, assign or charge his interest in the Option.

6.5	For the purposes of this clause 6, where a Participant’s employment is terminated without notice or on terms in lieu of notice it shall be deemed to cease on the date on which the termination takes effect and where the said employment is terminated with notice it shall be deemed to cease upon the date on which that notice expires.

7.	Takeovers and Liquidations

7.1	Clause 7.2 shall apply:
(a)	if any person obtains Control of the Company as a result of making:
(i)	a general offer to acquire the whole of the issued share capital of the Company (other than that which is already owned by such person) made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

(ii)	a general offer to acquire all the Shares (or such Shares as are not already owned by such person); or
(b)	if any person obtains Control of the Company pursuant to a compromise or arrangement sanctioned by the Court under section 425 of the Companies Act 1985 (a “scheme of arrangement” for the purposes of this clause 7).
7.2	Subject to clause 5.2, a Participant may exercise his Option at any time before the earlier of the expiry of its Option Period and the expiry of the appropriate period, as defined in clause 7.3. Any such Option which is not so exercised shall lapse.

7.3	The appropriate period referred to in clause 7.2 is:
(a)	in a case falling within clause 7.1(a), a period commencing on the date when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made is satisfied and ending on the earlier of:
(i)	six months after such date; and

(ii)	30 days before the last date on which the person making the offer is permitted to issue a notice pursuant to section 429 of the Companies Act 1985; and
(b)	in a case falling within clause 7.1(b), whichever of the following periods is the first to expire:
(i)	a period of six months commencing with the time when the Court sanctions the compromise or arrangement; or

(ii)	the period commencing with the time when the Court sanctions the compromise or arrangement and ending on the date when the scheme of arrangement becomes effective.
7.4	If the Company gives notice of a General Meeting to consider a resolution for the voluntary winding-up of the Company, a Participant may exercise his Option at any time before the expiry of its Option Period and during the period until such resolution is duly passed or defeated or withdrawn PROVIDED THAT any exercise pursuant to this clause
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7.4 shall be conditional upon the said resolution being duly passed. If a Participant exercises his Option pursuant to this clause 7.4 he shall be entitled to share in the assets of the Company with existing holders of the Shares in the same manner as he would have been entitled had the Shares been registered in his name before the resolution was passed.
7.5	On the commencement of any liquidation of the Company (subject to clause 7.4 and otherwise than in connection with a compromise or arrangement as referred to in clause 7.1(b)) the Option shall lapse.

8.	Variations in the Share Capital of the Company

8.1	If at any time after its Date of Grant and before an Option ceases to be exercisable, there is a variation or reorganisation of the share capital of the Company which involves the Shares by reason of an issue of securities by way of rights or capitalisation of reserves or a reduction, sub-division or consolidation of capital or otherwise, the Exercise Price and/or the number of Shares in respect of which the Option may be exercised and/or the denomination of the Shares comprised in an Option may be adjusted to such extent and in such manner as the Board shall determine and the Auditors shall in their opinion consider and confirm in writing to the Board to be fair and reasonable PROVIDED THAT:
(a)	the aggregate Exercise Price payable on the exercise of an Option shall not be increased thereby;

(b)	the Exercise Price shall not be reduced below the nominal value of a Share if Shares are to be subscribed on exercise of an Option.
8.2	The Participant shall be notified in writing of any such adjustments as soon as practicable thereafter and the Company shall be entitled to call in the instrument evidencing the grant of the Option affected by such adjustments for endorsement or replacement, as may appear appropriate.

9.	Administration of the Plan

9.1	The Plan shall in all respects be administered by the Board. The Board may make such rules for the conduct of the Plan, not being inconsistent with the provisions hereof, as it shall think fit. The Board shall have authority, not inconsistent with the provisions hereof, to prescribe the form or forms of instrument evidencing Options and any other instruments required under the Plan and to change such forms from time to time. Any dispute regarding the interpretation of the Plan or the terms of any Option shall be determined by the Board (after seeking such advice as it shall consider necessary) and its decision shall be final and binding.

9.2	The Company shall at all times maintain an amount of authorised and unissued Shares sufficient to satisfy outstanding Options under the Plan or to procure that sufficient Shares are available for transfer to satisfy all Options under which Shares may be acquired.

9.3	The Company may distribute to Participants copies of any notice or document normally sent by the Company to the holders of Shares.

9.4	The provisions of the Company’s Articles of Association for the time being with regard to the service of notices upon members of the Company shall apply mutatis mutandis to any notice to be given by the Company under the Plan to Participants and all notices to be given to the Company under the Plan shall be delivered or sent by post to the Company at its registered office.
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10.	Amendment of the Plan

10.1	Subject to:
(a)	any adjustment made pursuant to clause 8; and

(b)	clause 10.2; and

(c)	clause 10.3
the Board shall at any time be entitled to amend by resolution all or any of the provision of the Plan PROVIDED THAT the definitions of the “Eligible Employee” and “Exercise Price”, clauses 3, 8.1 and this clause 10 and the rights attaching to Shares allotted or transferred under the Plan referred to in clause 4.3 shall not be amended to the advantage of existing or future Participants without the prior approval by ordinary resolution of the members of the Company in general meeting.
10.2	Clause 10.1 shall not apply to any amendment which:
(a)	is necessary to take account of a change in legislation or to obtain or maintain favourable taxation, exchange control or regulatory treatment of the Company, any Subsidiary or any Participant; or

(b)	is a minor amendment which is necessary or desirable to benefit or facilitate the administration of the Plan.
10.3	No amendment shall be made pursuant to clause 10.1 which would prejudice the subsisting rights of existing Participants in any manner unless it is made:
(a)	with the prior written consent of existing Participants entitled to exercise options in respect of at least three-quarters of the total number of Shares over which Options shall at that time be subsisting; or

(b)	by a resolution at a meeting of such Participants passed by not less than three- quarters of the Participants who attend and vote either in person or by proxy and for the purposes of this clause 10.3 the Participants shall be treated as the holders of a separate class of share capital and the provisions of the Articles of Association of the Company relating to class meetings shall apply mutatis mutandis.
10.4	Notwithstanding any other provisions of the Plan the Board may, in respect of Options granted to Eligible Employees who are or may become subject to taxation outside the United Kingdom on their remuneration, amend the provisions of the Plan and the terms of Options as it considers necessary or desirable to take account of or to mitigate or to comply with relevant overseas taxation, securities or exchange control laws provided that the terms of Options granted to such Eligible Employees are not overall more favourable than the terms of Options granted to other Eligible Employees.

10.5	If any amendment is made pursuant to this clause 10, the Board shall notify all Participants in writing as soon as practicable thereafter.

10.6	The Board or the Company in general meeting may by resolution to terminate the Plan at any time but Options previously granted shall continue to be valid and exercisable in accordance with the provisions of the Plan.

11.	Additional Provisions
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11.1	Every Option shall be subject to the condition that no Shares shall be issued or transferred to a Participant following the exercise of an Option if such issue or transfer would be contrary to any enactment or regulation for the time being in force of the United Kingdom or of any other country having jurisdiction in relation thereto. The Company shall not be bound to take any action to obtain the consent of any governmental authority to such issue or transfer or to take any action to ensure that any such issue or transfer shall be in accordance with any enactment or regulation if such action could in the opinion of the Board be unduly onerous.

11.2	The rights and obligations of a Participant under his terms of employment with any member of the Group shall not be affected by his participation in the Plan and the Plan shall not afford to a Participant any right to continued employment or any right to compensation in consequence of the termination of his employment (whether lawful or unlawful) for any reason whatsoever.

11.3	The Company may distribute to Participants copies of any notice or document sent by the Company to the holders of Shares.

11.4	In any matter in which they are required to act hereunder the Auditors shall be deemed to be acting as experts and not as arbitrators.

11.5	This Plan shall be governed by and construed in accordance with English law.
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